Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Carnival Bay Holdings, Inc.

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated December 24, 2014 relating to our audit of the balance sheet of Carnival Bay Holdings, Inc. (the “Company”) as of September 30, 2014, and the related statement of operations, changes in stockholders' equity, and cash flows for the period from Inception (March 12, 2014) through September 30, 2014. Our report dated December 24, 2014, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach, California

December 24, 2014